Exhibit 99.1

ATHENS BANCSHARES CORPORATION REPORTS FINANCIAL RESULTS FOR THE

QUARTER ENDED MARCH 31, 2015

Athens, Tennessee, April 30, 2015, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its financial results for the three months ended March 31, 2015. The Company’s net income for the three months ended March 31, 2015 was $592,000 or $0.33 per diluted share, compared to net income of $660,000 or $0.37 per diluted share for the same period in 2014.

Results of Operations – Three Months Ended March 31, 2015 and 2014

Net interest income after provision for loan losses increased $2,000 or 0.09%, to $2.9 million for the three months ended March 31, 2015 compared to $2.9 million for the three months ended March 31, 2014. Interest income increased $14,000 when comparing the two periods as the average balance of interest earning assets increased from $277.5 million for the three months ended March 31, 2014 to $282.1 million for the comparable period in 2015, which more than offset a decrease in the average yield on interest earning assets from 4.95% for the three months ended March 31, 2014 to 4.88% for the comparable period in 2015. Interest expense decreased $69,000 when comparing the two periods as the average cost of interest bearing liabilities decreased from 0.82% for the three months ended March 31, 2014 to 0.70% for the comparable period in 2015. The average balance of interest-bearing liabilities increased from $232.4 million to $233.1 million when comparing the same two periods. The provision for loan losses increased $81,000, from $26,000 for the quarter ended March 31, 2014 to $107,000 for the quarter ended March 31, 2015.

Non-interest income increased $83,000 when comparing the two periods. The increase was primarily due to increases in income related to the sale of mortgage loans on the secondary market, income from Valley Title Services, LLC and consumer and commercial loan servicing and origination, partially offset by decreases in investment sales commissions, non-sufficient funds charges on deposit accounts and other deposit-related fees.

Non-interest expense increased $211,000 when comparing the two periods. The increase was primarily due to increases in other operating expenses, salary expense and data processing expenses. The increase in other operating expense was primarily due to write-down in the value of foreclosed property and expenses related to foreclosed property. Salary expense increased due to normal cost of living salary adjustments effective in January 2015, as well as increases in the costs of employee health insurance benefits. Data processing costs increased due to the addition of products purchased on the core operating system. These increases were partially offset by a reduction in occupancy and equipment expense.

Income tax expense for the three months ended March 31, 2015 was $278,000 compared to $336,000 for the same period in 2014 primarily as a result of lower pre-tax income in the 2015 period.

Total assets increased $7.3 million to $309.7 million at March 31, 2015, compared to $302.4 million at December 31, 2014. The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at March 31, 2015.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED March 31,
	2015	2014
Operating Data:
Total interest income	$3,445	$3,431
Total interest expense	405	474

Net interest income	3,040	2,957
Provision for loan losses	107	26

Net interest income after provision for loan losses	2,933	2,931

Total non-interest income	1,311	1,228
Total non-interest expense	3,374	3,163

Income before income taxes	870	996
Income tax expense	278	336

Net income	$592	$660

Net income per share, basic	$0.36	$0.39
Average common shares outstanding, basic	1,649,803	1,709,257
Net income per share, diluted	$0.33	$0.37
Average common shares outstanding, diluted	1,774,007	1,808,832

Performance ratios:
Return on average assets (annualized)	0.78%	0.89%
Return on average equity (annualized)	5.46	6.39
Interest rate spread	4.18	4.13
Net interest margin	4.31	4.26

	AS OF MARCH 31, 2015	AS OF DECEMBER 31, 2014
FINANCIAL CONDITION DATA:
Total assets	$309,731	$302,404
Gross loans	247,354	242,473
Allowance for loan losses	3,795	3,915
Deposits	256,427	248,572
Securities sold under agreements to repurchase	833	1,513
Total liabilities	266,470	259,724
Stockholders’ equity	43,262	42,680

Non-performing assets:
Non-accrual loans	$1,426	$2,171
Accruing loans past due 90 days	18	12
Foreclosed real estate	2,543	1,943
Other non-performing assets	7	30

Troubled debt restructurings (1)	$3,779	$3,833

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.53%	1.61%
Allowance for loan losses as a percent of non-performing loans	262.81	179.34
Non-performing loans as a percent of total loans	0.58	0.90
Non-performing loans as a percent of total assets	0.47	0.72
Non-performing assets and troubled debt restructurings as a percentage of total assets	2.38	2.50

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	17.17%	17.35%
Tier 1 capital (to risk-weighted assets)	15.91	16.10
Tier 1 capital (to adjusted total assets)	11.88	11.66
Common equity tier 1 capital	15.91	N/A

(1)	Troubled debt restructurings include $411,000 and $420,000 of non-accrual loans at March 31, 2015 and December 31, 2014, respectively, which are also included in non-accrual loans at the respective dates.

CONTACT:	Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111